Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into August 3, 2015 and shall be effective as of the Employee’s start date at the Company, which is anticipated to be August 31, 2015 (the “Effective Date”), by and between Famous Dave’s of America, Inc., a Minnesota corporation (the “Company”), and Abelardo Ruiz, an individual with an address at 1357 Ashford Avenue, Apt. 156, San Juan, PR 00907 (“Executive”).

WHEREAS, Executive wishes to be employed by the Company and the Company desires to employ Executive as its Chief Operating Officer (“COO”) on the terms and conditions set forth herein to perform duties generally typical for a COO of a publicly traded company operating and conducting business in the United States and its territories, Canada and such other countries as the Company may conduct operations and do business in during the Employment Term.

NOW, THEREFORE, in consideration of these premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto hereby agree as follows:

1. Employment; Employment Term. Upon the terms and conditions hereinafter set forth, the Company hereby agrees to retain the services of Executive and Executive hereby accepts such employment and agrees to faithfully and diligently serve as directed by the Company in accordance with this Agreement, commencing on the Effective Date and, unless terminated earlier pursuant to Section 6 of this Agreement, continuing until the close of business on four (4) year anniversary of the Effective Date (the “Employment Term”).

2. Duties.

(a) Services. During the Employment Term, Executive agrees to serve as COO of the Company and shall render his duties as COO in a manner that is consistent with Executive’s position within the Company and as assigned by the Company’s Board of Directors (the “Board”) and/or, at the option of the Board, assigned by the Company’s Chief Executive Officer (“CEO”). In addition to his duties as COO, Executive agrees to serve as an elected/appointed officer of the Company and Executive shall serve in such capacity without additional compensation during the Employment Term. Executive also agrees to serve as any elected/appointed director or officer of any subsidiary of the Company that the Company may, in its sole discretion, deem fit and Executive shall serve in such capacity or capacities without additional compensation during the Employment Term.

(b) Certain Obligations. During the Employment Term, Executive (i) shall devote all of his business time and attention as shall be necessary to achieve, in accordance with the policies and directives of the Board, and/or, at the option of the Board, the CEO, established from time to time in its/their/his discretion, the objectives of the Company, (ii) shall be subject to, and comply with, the rules, practices and policies applicable to executive employees whether reflected in an employee handbook, code of conduct, compliance policy or otherwise, as the same may exist and be amended from time to time, of the Company; and (iii) shall not engage in any business activities other than the performance of his duties under this Agreement. Executive may have investments in other entities and act as a director for the entities and in the capacities set forth on Exhibit A hereto, or as otherwise approved by the Board; provided that such other entities are not competitive with the Company, and provided that so acting shall not interfere with Executive’s duties with the Company.

(c) Executive shall spend substantially all of his business time and attention at the Company’s headquarters in Minnetonka, Minnesota, however his employment under this Agreement may require travel and stay outside Minnetonka, Minnesota and the United States in order to fulfill his duties hereunder.

3. Compensation. For the services rendered herein by Executive, and the promises and covenants made by Executive herein, during the Employment Term the Company shall pay compensation to Executive as follows.

(a) Base Salary. The Company shall pay to Executive the sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) as an annual salary (the “Base Salary”), payable in accordance with the normal payroll practices of the Company.

(b) Bonus. Executive shall be eligible to receive a discretionary annual bonus, which shall be determined by the Board in its sole discretion (the “Bonus”) based upon Executive’s achievement of milestones, with said milestones determined by the Board (and recorded in the minutes of the meeting of the Board), with input from Executive, prior to the commencement of each fiscal year (the “Milestones”) , and (b) the value all other compensation received by Executive for such fiscal year, as determined by the Board in its sole discretion; provided however that for the initial twelve (12) months of the Employment Term there will be no Milestones established (the initial set of Milestones will be determined in 2016) and Executive shall be entitled to a minimum guaranteed Bonus equal to not less than 20% of his Base Salary (“Guaranteed First Year Bonus”). The achievement of the Milestones will be determined by the Board in its reasonable discretion. The targeted amount of each Bonus is expected to be in the range of 20% to 30% of Base Salary, although the Board may determine that it is appropriate in certain instances to increase or decrease the Bonus outside of this range. If the Employment Term ends prior to the one (1) year anniversary of the Effective Date, the Guaranteed First Year Bonus shall be prorated based upon the number of days worked versus the standard twelve (12) month year. The annual Bonus for the partial year of 2016 (the portion of the year worked following the Guaranteed First Year Bonus period), if any, shall be prorated based upon the number of days worked versus the standard calendar year. The Company shall have the right to condition the payment of any Bonus on Executive’s contemporaneous execution of a reasonable document acceptable to the Company pursuant to which Executive confirms, ratifies and agrees that his obligations under Section 5 are valid and binding and are enforceable against Executive in accordance with the terms of Section 5. Any Bonus amounts shall be paid at the same time as annual bonuses are paid to the Company’s other executive officers, but no later than the end of the year following the year in which the Bonus was earned; provided however that with respect to the Guaranteed First Year Bonus, 5/12ths of the Guaranteed First Year Bonus shall be paid to the Executive in December 2015 and balance of the Guaranteed First Year Bonus shall be paid in July 2016.

(c) Equity Grants. The Company shall grant to Executive stock options (the “Options”), exercisable for 71,324 shares of the Company’s common stock (“Common Stock”). The Options shall be granted pursuant to and governed by the terms of the Company’s 2015 Equity Incentive Plan, as amended from time to time (the “Plan”) and evidenced by a separate notice of stock option grant along with an accompanying stock option agreement between Executive and the Company. The exercise price of the Options shall be no less than the fair market value of the shares of Common Stock on the date of grant, as determined in good faith by the Board. Subject to the accelerated vesting described herein and Executive remaining continuously employed by the Company on each vesting date (“Continuous Service Status”), the Options shall vest in equal ratable installments on the monthly anniversary of the Effective Date over the Employment Term (the first vesting date being on the one (1) month anniversary of the Effective Date hereof). Notwithstanding anything to the contrary set forth in the Plan, the Options shall have the following terms:

(i) In the event of a Change of Control (as defined below) during the Employment Term in which the acquiring company or successor company opts not to assume this Agreement, the vesting of the Options will accelerate such that the Options shall be fully vested and exercisable immediately prior to such Change of Control;

(ii) In the event of a Corporate Transaction (as defined in the Plan), at the option of the Board in its sole discretion, Executive shall exercise the Options or such failure to exercise will result in the Options terminating immediately prior to such Corporate Transaction;

(iii) In the event of a Corporate Transaction, in exchange for the termination of the Options the Board in its sole discretion may make a cash payment to Executive in an amount equal to the product obtained by multiplying (x) the amount (if any) by which the transaction proceeds per share exceed the exercise price per share covered by the Option times (y) the number of shares of Common Stock covered by the Option;

(iv) The Options will terminate if not exercised within six (6) months of Executive’s termination from the Company for any reason; and

(v) The Options shall expire on the five (5) year anniversary of the date of grant.

(d) No Additional Compensation. Except for compensation set forth in this Agreement, Executive shall not receive additional compensation in connection with providing services to or holding executive or directorial office(s) in the Company or any of its subsidiaries unless otherwise agreed to by Executive and the Company in the Company’s sole discretion.

(e) Change of Control. For purposes of this Agreement “Change of Control” shall mean any of the following:

(i) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, or (D) any acquisition pursuant to a transaction that complies with Sections 3(e)(ii)(1), 3(e)(ii)(2) and 3(e)(ii)(3) below;

(ii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination)

beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board (as defined in the Plan) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iii) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing definition or any other provision of the Plan the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company; provided, however, that no Change in Control shall be deemed to occur upon announcement or commencement of a tender offer or upon a potential takeover or upon shareholder approval of a merger or other transaction, in each case without a requirement that the Change in Control actually occur. If required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without Executive’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations thereunder.

4. Benefits.

(a) Vacation. During Employment Term, Executive shall also be eligible to receive paid time off (“PTO”) as outlined in the Company’s PTO program.

(b) Other Benefits. During the Employment Term, Executive will be eligible to participate in the Company’s benefit plans that are currently and hereafter maintained by the Company and for which he is eligible including, without limitation, group medical, 401k, life insurance and other benefit plans (the “Benefits”). The Company reserves the right to cancel or change at any time the Benefits that it offers to its employees.

(c) Expenses. During the Employment Term, Executive shall be reimbursed for reasonable (travel and other) expenses incurred (including Executive’s reasonable travel expenses incurred in commuting to the Company’s headquarters prior to his move from his current residence to permanent housing within commuting distance of the Company’s headquarters (the “Relocation”)) by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Executive agrees to provide detailed backup of any expenses and indicate on any submission for reimbursement those expenses that relate to meals and entertainment.

(d) Living Allowance. To subsidize Executive’s housing expenses prior to the Relocation the Company agrees to reimburse Executive for his temporary residence within commuting distance to the Company’s headquarters in an amount up to $3,000 per month (the “Living Allowance”); provided that such Living Allowance shall terminate upon the first to occur of: (x) the one (1) year anniversary of the Effective Date, (y) the date of his Relocation, and (z) the date of Executive’s termination as an employee of the Company for any reason.

(e) Relocation Reimbursement. In addition, the Company shall pay (either by reimbursement of Executive or by direct payment, as determined by the Company) up to $10,000 in moving expenses for Executive’s Relocation, for only those Relocation related expenses that: (A) Executive has incurred within twelve (12) months after the Effective Date, so long as Executive is employed by the Company, and (B) are reasonably connected to Executive’s Relocation (the “Eligible Relocation Expenses”). Executive agrees to provide detailed backup of any Eligible Relocation Expenses.

(f) Transportation. During the Employment Term, the Company shall lease or reimburse Executive for (at the Company’s option) the lease of a car for Executive; provided however that the aggregate lease payments and other car related costs (including insurance, maintenance etc.) for such car shall not exceed $10,000 annually. Gasoline and tolls shall be reimbursed in accordance with Company policy.

(g) Telephone; Computer. During the Employment Term, the Company shall provide Executive with a computer and cell phone (or reimburse Executive for the costs of a computer and/or a cell phone).

5. Non-Disclosure of Information, Assignment of Intellectual Property, and Restrictive Covenants. Executive acknowledges that the Company is in the business of developing, owning, operating and franchising barbeque restaurants globally, with a focus on the United States, the Commonwealth of Puerto Rico, and in Canada; that the Company has and will develop and assemble extensive “know-how” and trade secrets relating to its business, the business of its franchisees and the business of its suppliers and has developed an extensive relationship with its franchisees, suppliers and customers. During Executive’s employment with the Company, Executive will have access to such trade secrets and relationships and other proprietary information of the Company. Executive agrees to protect the Company’s Confidential Information (as defined below) as provided in this Section 5.

(a) Confidential Information. Executive agrees to enter into and remain bound by the Company’s Employee Confidentiality Agreement (the “Employee Confidentiality Agreement”) and the Company’s Information Technology and Data Security Policy, as amended from time to time (the “”Data Security Policy”).

(b) Assignment of Intellectual Property. Executive agrees to assign and hereby assigns to the Company (the “Assignment”) any and all rights, improvements and copyrightable or patentable subject matter, know-how, and other intellectual property relating to the Company’s business (or any of its subsidiaries’ businesses) which Executive conceived or developed, or may conceive or develop, either alone or with others, or which otherwise arose or may arise during Executive’s employment with the Company and for a period of nine (9) months thereafter (“Assignable Property”). Executive shall promptly disclose to the Company all Assignable Property. Executive agrees not to assert any rights against the Company (or any of its subsidiaries) or seek compensation from the Company (or any of its subsidiaries) for the foregoing Assignment or the Company’s (or any of its subsidiaries) use of Assignable Property. Executive shall promptly disclose to the Company all knowledge that Executive has or obtains regarding Assignable Property and, at the request of the Company, Executive shall, at the sole cost and expense of the Company, provide the Company with whatever assistance that the Company may request of Executive including, but not limited to: (i) signing documents to further evidence and perfect an Assignment; (ii) obtaining for the Company patents, trademarks and trademark protection, copyrights and copyright protection, assignment of rights, and protection of trade secrets; and (iii) taking any other action the Company deems appropriate for securing or protecting its rights in Assignable Property or other intellectual property of the Company or its subsidiaries. If such assistance is requested after termination of the Employment Term, the Company shall reimburse Executive for his reasonable expenses in connection therewith and pay Executive a $750 per diem for his time.

(d) Non-Solicitation. During the Employment Term and for a period of eighteen (18) months thereafter, Executive shall not, whether for his own benefit or that of any other individual, partnership, firm, corporation, or other business organization, directly or indirectly: (i) solicit or attempt to induce any employee of the Company or any of its subsidiaries (an “Employee”) to leave his/her employment with the Company or in any way interfere with the relationship between or among the Company and any Employee; (ii) hire any person who was an Employee at any time during the Employment Term, or (iii) induce or attempt to induce any supplier, licensee, franchisee or other business relation of the Company (collectively, the “Partners”) to limit or reduce his, her or its relationship with the Company including, without limitation, making any negative or disparaging statements or communications regarding the Company or any of its Employees or Partners (collectively, “Soliciting”).

(e) Non-Compete. During the Employment Term and (i) if the Employee’s employment was terminated by the Company other than for Cause, or by the Employee for Good Reason, during the Severance Period (as defined below), and (ii) if the Employee’s employment was terminated by the Company for Cause or by the Employee not for Good Reason, for twelve months following the date of termination of the Employment Term, Executive shall not (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise) directly engage, own, have an interest, or participate in the financing, operation, management or control of any person, firm, corporation or business whose primary business is the retail sale of barbeque format food or whose restaurant business derives a majority (i.e. 50% or more) of its food-related revenues from the sale of barbeque type food or barbeque-related products, other than as a stockholder with less than one percent (1%) of the outstanding common stock of a publicly traded company. The foregoing covenant shall cover Executive’s activities in the United States and its territories (including for the avoidance of doubt Puerto Rico), in Canada and in any other country in which the Company does business during the Employment Term.

(f) Equitable Relief. In the event of a breach of or threatened breach by Executive of the provisions of this Section 5, the Company shall be entitled to an injunction restraining Executive from violating these covenants. Any breach or threatened breach of such provisions will cause irreparable injury to the Company and that money damages will not provide an adequate remedy therefor, and Executive hereby consents to the issuance of an injunction and to the ordering of such specific performance in the event the Company seeks injunctive relief and agrees that the Company shall be entitled to recover reasonable costs and attorneys’ fees in connection therewith. Executive further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief.

(g) Tolling. In the event of a breach by Executive of any covenant set forth in this Section 5, the period of time applicable to such covenant shall be extended by the duration of any violation by Executive of such covenant.

6. Termination; Severance Payments; Etc.

(a) At-Will Employment. Executive and the Company agree that Executive’s employment is at-will and that either Executive or the Company may terminate Executive’s employment, at any time, with or without any cause, with no prior notice; provided however that each party shall remain bound by the terms and provisions of this Agreement that survive the termination in accordance with Section 9(i).

(b) Termination By Company Without Cause or by Executive With Good Reason; Accrued Obligations.

(i) If Executive’s employment with the Company is terminated by the Company for any reason (for the avoidance of doubt, a termination of Executive by the Company within six (6) months after a Change of Control (as defined below) shall be deemed a not for Cause termination) other than Cause, death or Disability (as defined below) or if Executive resigns for Good Reason (a defined below), so long as Executive has signed (and at no time revokes) a Release Agreement (as defined below), then, subject to Executive continuing to fulfill his obligations under Section 5 hereof, Executive shall be entitled to receive (and paid periodically in accordance with the Company’s normal payroll policies):

(x) If termination occurs prior to the two (2) year anniversary of the Effective Date, continuing payments of Base Salary for a period equal to twelve (12) months from the termination date; or

(y) If termination occurs on or after the two (2) year anniversary of the Effective Date, continuing payments of Base Salary for a period equal to the lesser of: (1) six (6) months after such termination; or (2) the remainder of what would have been the Employment Term had the Executive had not been terminated ((x) or (y) , as applicable, the “Severance Period”);

provided however, at its option and in its sole discretion, the Company shall, so long as it continues to make payments of Base Salary to Executive, have the right to extend the length of the Severance Period for an additional period of time, provided that the entire Severance Period shall in no event exceed twelve (12) months in total. The payments made or payable to Executive under this Section 6(b)(i) shall be hereinafter referred to as the “Severance Payments”.

(ii) Regardless of the reason for Executive’s termination from the Company, the Company shall pay Executive, or in the case of Executive’s death, his estate, (A) any portion of the Base Salary that has accrued but not been paid through the date of such termination, and (B) all accrued vacation, expense and housing reimbursements due to Executive through the date of termination (if any) (collectively the “Accrued Obligations”).

(c) Definitions.

(i) As used herein, “Cause” for the Company to terminate this Agreement shall mean: (1) Executive’s indictment for, conviction of, or plea of guilty or nolo contendere, to a felony, a misdemeanor involving fraud or dishonesty, or any crime involving moral turpitude, (2) an act of personal dishonesty taken by Executive in connection with his responsibilities hereunder or in connection with his position at the Company, (3) an act taken by Executive that constitutes willful misconduct or gross negligence in the performance of Executive’s duties, (4) any breach by Executive of this Agreement, (5) Executive’s repeated and unexplained or unjustified absence from the Company, or (6) Executive’s failure to substantially perform his duties or comply with any written reasonable directive from the Board, and, if such failure is curable, failure to cure such failure within twenty one (21) days after receipt of written notice thereof.

(ii) As used herein, “Disability” means Executive being unable to perform the principal functions of his duties in a reasonable manner due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least sixty (60) consecutive calendar days or ninety (90) non-consecutive calendar days of any twelve month (12) period and, whether Executive has a Disability will be determined by the Company.

(iii) As used herein, “Good Reason” for Executive to terminate this Agreement shall mean (1) any material reduction by the Company in Executive’s Base Salary, (2) any material diminution in Executive’s position or duties, or (3) any material breach by the Company of this Agreement, including its obligations to pay Executive his Base Salary, not cured by the Company in accordance with Section 6(d) below. In no event will Executive have Good Reason to terminate the Agreement if he resigns more than three (3) months following the initial existence of the condition that constitutes Good Reason.

(d) Termination Process. Either party may terminate this Agreement during the Employment Term; provided, however, that if such termination is by the Company for Cause or by Executive for Good Reason, the terminating party shall give the non-terminating party a written notice providing reasonable notice and detail of the alleged Cause or Good Reason, as the case may be, and the non-terminating party shall have twenty-one (21) days following such notice to cure such Cause or Good Reason. Notwithstanding the foregoing, the Company shall not be required to give Executive the right to cure any act of Cause as set forth in Sections 6(c)(i)(1), (2), (3) or (6). If the Company terminates Executive’s employment with Cause, it shall have no liability to Executive other than to pay him the Accrued Obligations.

(e) Release Agreement. The Company’s obligation to make any of the Severance Payments contemplated herein shall be conditioned upon the execution by Executive and the Company of a valid release agreement (the “Release Agreement”) to be prepared by the Company and agreed to by Executive, pursuant to which Executive shall release the Company, to the maximum extent permitted by law, from any and all claims he may have against the Company that relate to or arise out of Executive’s employment or termination of employment, except for claims arising under the Release Agreement. The Company’s initial draft of the Release Agreement shall be delivered to Executive no later than five (5) days following the date of Executive’s termination of employment. The Severance Payments shall begin to be paid to Executive on the first payroll date after the end of the fifty (50) day period following his termination of employment; provided that Company has received a Release Agreement that is properly executed by Executive and is not revoked within the revocation period set forth in the Release Agreement. Executive shall forfeit all rights to the Severance Payments unless such Release Agreement is signed and delivered within twenty (20) days following the date of Executive’s termination of employment.

7. Representations.

(a) Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by him in confidence or in trust prior to his employment by the Company. Executive hereby represents and warrants that he has not entered into, and will not enter into, any oral or written agreement in conflict herewith.

(b) Executive hereby represents that, as of the Effective Date, Executive shall not be subject to any other agreement that Employee will violate by working with the Company or in the position for which the Company has hired Executive. Further, Executive represents that no conflict of interest or a breach of Executive’s fiduciary duties will result by working with and performing duties for the Company.

(c) Executive further acknowledges and agrees that he has carefully read this Agreement and that he has asked any questions needed for him to understand the terms, consequences and binding effect of this Agreement and fully understands it and that he has been provided an opportunity to seek the advice of legal counsel of his choice before signing this Agreement.

(d) Executive further agrees during the Severance Period to provide a prompt response to Company in the event Company requests non-confidential information connected to Executive’s subsequent employment after ceasing to be an employee of Company.

(e) Executive represents and warrants that he is not currently involved, directly or, to his knowledge, indirectly, in any litigation as a defendant or as a party subject to any counterclaims, nor is any such litigation threatened against Executive, directly or indirectly.

8. Background Verification. The Company has requested from an independent reviewer a complete background report with respect to Executive and the Company has approved such background report.

9. Miscellaneous.

(a) Notices. All notices, requests, consents and other communications hereunder (i) shall be in writing, (ii) shall be effective upon receipt, and (iii) shall be sufficient if delivered personally, electronically with receipt confirmation, or by mail, in each case addressed as follows:

If to the Company:

Suite 200

12701 Whitewater Drive Minnetonka, MN 55343

Attn: Adam Wright

Email: Adam.Wright@famousdaves.com

If to Executive:

Abelardo Ruiz

To Executive’s most recent residential address known by the Company or any other address Executive may provide to the Company in writing.

With copy to:

Jorge M. Ruiz Montilla, Esq.

270 Munoz Rivera Avenue

9th Floor

San Juan, PR 00918

Email: jmrm@mcvpr.com

(b) Entire Agreement. This Agreement and the Employee Confidentiality Agreement (the terms of which are incorporated herein and made a part of this Agreement) constitutes the entire agreement by and between the parties with respect to the subject matter contained herein and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter contained herein. Notwithstanding the foregoing, Executive shall remain subject to and bound by the Data Security Policy, any employee handbook and any other employee policies adopted from time to time.

(c) Amendments; Waivers; Etc. This Agreement may not be altered, amended or modified in any manner, nor may any of its provisions be waived, except by written amendment executed by the parties that specifically states that they intended to alter, amend or modify this Agreement or waive a right hereunder. Any such waiver, alteration, amendment or modification shall be effective only in the specific instance and for the specific purpose for which it was given. No remedy herein conferred upon or reserved by a party is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Agreement or in connection with this Agreement and now or hereafter existing at law or in equity.

(d) Governing Law and Jurisdiction. Except as provided otherwise in Section 9(k), this Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota without regard to the principle of the conflict of laws. Any dispute arising in connection with this Agreement may be adjudicated by binding arbitration pursuant to the rules of the American Arbitration Association, before a single arbitrator in Minneapolis, Minnesota except that the foregoing shall not preclude the Company or Executive from enforcing the award of the arbitrators in a state or Federal Court located in the State of Minnesota, and each of the parties hereto consent to the jurisdiction of such Courts.

(e) Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder are assignable by Executive. The Company shall have the right to assign its rights and obligations under this Agreement to any affiliate or successor of the Company. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company (including but not limited to any person or entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company) will be deemed substituted for the Company under the terms of this Agreement for all purposes.

(f) Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT OR WITH ANY ARBITRATOR AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT (I) THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, (II) EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND (III) EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES AGREES THAT THE PREVAILING PARTY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE ENTITLED TO RECOVER ITS REASONABLE FEES AND EXPENSES IN CONNECTION THEREWITH, INCLUDING LEGAL FEES.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

(h) Severability. Executive acknowledges that the provisions, restrictions and time limitations contained in Section 5 are reasonable and properly required for the adequate protection of the business of the Company and that in the event such restriction or limitation is deemed to be unreasonable by any court of competent jurisdiction, then Executive agrees to submit to the reduction of said restriction and limitation to such as any such court may deem reasonable. If any particular provision of Section 5 shall be adjudicated to be invalid or unenforceable, such provision shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, shall be effective, binding and enforceable against Executive. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

(i) Survival. Any termination of Executive’s employment and any expiration or termination of the Employment Term under this Agreement shall not affect the continuing operation and effect of Sections 5, 6 and 9 hereof, which shall continue in full force and effect with respect to the Company and its successors and assigns and respect to Executive.

(j) Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(k) Internal Revenue Code Section 409(A). The intent of the parties is that payments and benefits under the Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted the Agreement shall be interpreted to be in compliance therewith or exempt therefrom. To the extent any such cash payment or continuing benefit payable upon Executive’s termination of employment is nonqualified deferred compensation subject to Section 409A, then, only to the extent required by Section 409A, such payment or continuing benefit shall not commence until the date which is six (6) months after the date of separation from service, and any previously scheduled payments shall be made in a lump sum (without interest) on that date. For purposes of Section 409A, the phrase “termination of employment” (or other words to that effect), as used in this Agreement, shall be interpreted to mean “separation from service” as defined under Section 409A.

(l) Golden Parachute Limitation (Sec. 280G). Notwithstanding anything to the contrary contained herein, if any payments or benefits provided under this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code (the “Parachute Payments”) and such Parachute Payments are subject to the excise tax imposed by Section 4999 of the Code or nondeductible under Code Section 280G (“Section 280G”) , then the Parachute Payments shall be reduced to an amount such that the aggregate of the Parachute Payments does not exceed 2.99 times the “base amount,” as defined in Section 280G, provided that the foregoing reduction shall not take place if, prior to the date of the change in ownership or control of the Company, the Parachute Payments shall have been approved in a vote satisfying the requirements of Section 280G(b)(5) of the Code by persons who, immediately before the change in ownership or control, own more than seventy-five (75%) of the voting power of all outstanding stock of the Company.

(m) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above.

FAMOUS DAVE’S OF AMERICA, INC.	EXECUTIVE:

By: /s/ Adam J. Wright	/s/ Abelardo Ruiz
Name: Adam J. Wright	ABELARDO RUIZ
Title CEO

Exhibit A

Commitments and or Investments:

1)	Vice President, Board of Directors, San Juan Community Library: A non-for-profit Community Library in San Juan. Mr. Ruiz does this on a voluntary basis and receives no monetary or any other kind of benefits from this.

2)	General Investments in Life Insurance and Annuities with AXA Financial Advisers